United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 24, 2002

SBC COMMUNICATIONS INC.

A Delaware Corporation

Commission File No. 1-8610

IRS Employer No. 43-1301883

175 E. Houston, San Antonio, Texas 78205

Telephone Number (210) 821-4105

Items 1-4. Not applicable.

Item 5. Other Events

Throughout this document, SBC Communications Inc. is referred to as “we” or “SBC”. We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireline and wireless telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

PRESS RELEASE

Our press release included the following information:

We announced on January 24, 2002 that fourth-quarter reported earnings were $0.37 per diluted share, down 2.6% compared with $0.38 per share in the fourth quarter of 2000. Fourth-quarter reported net income was $1.2 billion, down 3.9% compared with $1.3 billion in the fourth quarter of 2000. Reported earnings for the full year 2001 were $2.13 per diluted share, down 8.2% compared with $2.32 per share for the full year 2000. Reported net income for the full year 2001 was $7.2 billion, down 9.1% compared with $8.0 billion for the full year 2000.

We also view our results before reflecting the effect of items our management considers to be one-time in nature. Reported net income for the fourth quarter of 2001 includes the following one-time items: pension settlement gains of $96 million related to management employees, primarily resulting from a year 2000 voluntary retirement program net of costs associated with that program; a charge of $262 million indicated by a transaction pending as of December 31, 2001 to reduce the direct and indirect book value of our investment in Telecom Americas; a charge of $197 million of costs related to TDC A/S’s (formerly known as Tele Danmark A/S) decision to discontinue non-wireless operations of its Talkline subsidiary and our impairment of the goodwill we allocated to Talkline; a charge of $128 million representing a proposed merger savings settlement agreement in Illinois; and combined charges of $425 million associated with our comprehensive review of operations which resulted in decisions to reduce workforce, terminate certain real estate leases and shut down certain operations. One-time items in the fourth quarter of 2000 included gains from international transactions and charges related to Ameritech Corporation (Ameritech) merger integration initiatives as well as valuation adjustments in Ameritech’s security monitoring business

Fourth-quarter earnings before one-time items were $0.64 per diluted share, up 12.3 percent from $0.57 in the year-ago quarter. Fourth quarter net income before one-time items was $2.2 billion, up 10.6% compared with $2.0 billion in the fourth quarter a year ago. For the full year 2001, earnings before one-time items were $2.35 per diluted share, up from $2.26 per share in 2000. Normalizing (i.e., before one-time) items for the first three quarters of 2001 and the full year 2000 are described in our Forms 10-Q and 10-K filed with the Securities and Exchange Commission (SEC).

On a reported basis, fourth-quarter 2001 revenues were $11.9 billion compared with $12.2 billion in 2000. Fourth-quarter normalized revenues which include proportional results from Cingular Wireless (Cingular) totaled $14.0 billion, up 1.2 percent on a comparable basis, excluding assets disposed of and acquired during the past year.

Reported revenue comparisons with 2000 were primarily affected by the contribution of our wireless operations to Cingular in October 2000, which under accounting rules moved Cingular’s revenues from reported revenue to equity income, and the sale of assets during 2001. In addition to the effect of asset transactions, fourth-quarter 2001 revenue growth also was impacted by the economy, regulatory uncertainty and competition in local phone markets.

“SBC’s financial discipline and commitment to its major growth drivers has enabled the company to respond well to a challenging economic environment,” said Edward E. Whitacre Jr., chairman and CEO. ” SBC delivered solid results in today’s environment because the company took decisive action in cutting capital spending and operating expenses while continuing to focus on further strengthening SBC’s data, long distance and wireless businesses.”

“Though we are trimming capital expenditures in 2002, we will continue to invest capital in the right places, namely our major growth drivers,” Whitacre added. “It is critical that SBC continue to provide excellent customer service and invest smartly to grow our data, long distance and wireless revenues”, which are considered to be our growth driver businesses. Whitacre added that SBC’s financial objectives for 2002 include maintaining the company’s industry-leading credit rating and generating solid free cash flow.

In 2002, we target significant expansions in some of our businesses including a wireless service launch in New York City, substantial progress in Cingular’s nationwide deployment of GSM and EDGE network technology, and obtaining regulatory approval to sell long-distance services in California. Our goals for 2002 factor in the impact from two special factors. First, we expect that additional expenses from our pension and retiree benefits plans will negatively impact full year 2002 earnings in the range of $0.10 to $0.12 per share, on both a reported and normalized basis. Second, we estimate that implementation of FAS 142, which changes how companies account for amortization of goodwill and certain other intangibles, will add $0.13 - $0.15 to full-year 2002 earnings per share both on a reported and normalized basis.

We expect 2002 capital expenditures, excluding Cingular, to be $9.2 billion to $9.7 billion, down from $11.2 billion from 2001.

Fourth-quarter and full-year highlights include:

  4.9 million long-distance customers at year-end 2001, up from 3 million a year ago. We launched long-distance service in Missouri and Arkansas during the fourth quarter, bringing to six our total in-region long distance states covering more than 19 million access lines.

  A more than $1.3 billion increase in total data revenues to $8.8 billion for the year. During the fourth quarter, our data revenues, excluding equipment sales, increased 14.9 percent and data transport revenues grew 16.9 percent.

  1.3 million DSL customers at year end, up from 767,000 at the end of 2000. During 2001, we expanded our DSL-capable footprint by more than 6.7 million customer locations, or 37 percent, to reach nearly 25 million customer locations by year’s end. In the fourth quarter, we recorded a net gain of 146,000 DSL Internet subscribers.

  21.6 million wireless subscribers at Cingular at year end, up from 19.7 million a year ago. During the fourth quarter, Cingular achieved revenue growth of 12 percent, EBITDA growth of 22.7 percent and operating income growth of 42.2 percent and had a net addition of 325,000 new customers.

                                            SBC Communications Inc.
                                       Financial Summary and Comparisons
                                (dollars in millions, except per share amounts)
                                                  (unaudited)

                                         -- FOURTH-QUARTER RESULTS --

AS REPORTED:                                                2001           2000        CHANGE
------------                                                ----           ----        ------

Operating revenues                                       $11,903        $12,208         (2.5)%

Operating expenses                                        $9,573        $10,385         (7.8)%

Income before extraordinary item                          $1,245         $1,295         (3.9)%

Extraordinary item, net of tax                                 -              -           -

Net Income                                                $1,245         $1,295         (3.9)%

Diluted earnings per share                                 $0.37          $0.38         (2.6)%

Weighted average common shares
    outstanding (in millions)                              3,359          3,389         (0.9)%

Weighted average common shares
    outstanding with dilution (in millions)                3,385          3,436         (1.5)%

EXCLUDING ONE-TIME ITEMS1:
------------------------

Operating revenues                                       $14,047        $14,045           -

Operating expenses                                       $10,724        $11,067         (3.1)%

Income before extraordinary item                          $2,161         $1,954          10.6%

Net Income                                                $2,161         $1,954          10.6%

Diluted earnings per share before extraordinary            $0.64          $0.57          12.3%
item

1 Includes proportionate share of Cingular revenues.

                                            SBC Communications Inc.
                                       Financial Summary and Comparisons
                                (dollars in millions, except per share amounts)
                                                  (unaudited)

                                             -- ANNUAL RESULTS --

AS REPORTED:                                                2001           2000        CHANGE
------------                                                ----           ----        ------

Operating revenues                                       $45,908        $51,374        (10.6)%

Operating expenses                                       $35,020        $40,631        (13.8)%

Income before extraordinary item                          $7,260         $7,967         (8.9)%

Extraordinary item, net of tax                             $(18)              -           -

Net Income                                                $7,242         $7,967         (9.1)%

Diluted earnings per share                                 $2.13          $2.32         (8.2)%

Weighted average common shares
     outstanding (in millions)                             3,366          3,392         (0.8)%

Weighted average common shares
     outstanding with dilution (in millions)               3,396          3,433         (1.1)%

EXCLUDING ONE-TIME ITEMS1:
------------------------
Operating revenues                                       $54,301        $53,211           2.0%

Operating expenses                                       $41,869        $40,818           2.6%

Income before extraordinary item                          $7,972         $7,746           2.9%

Net Income                                                $7,954         $7,746           2.7%

Diluted earnings per share before extraordinary            $2.35          $2.26           4.0%
item

1 Includes proportionate share of Cingular revenues.

                                            SBC Communications Inc.
                        Details on One-Time Items Affecting Fourth-Quarter Comparisons
                                             (dollars in millions)

                                             -- FOURTH-QUARTER --

4Q01 NORMALIZED EARNINGS                                                            $2,161

Illinois merger savings settlement agreement                                         (128)

Pension settlement gains from voluntary retirement program for
management employees                                                                    96

Streamlining actions following comprehensive review of operations                    (425)

Charges related to directly and indirectly held international investments            (459)

REPORTED NET INCOME                                                                 $1,245

4Q00 NORMALIZED EARNINGS                                                            $1,954

Gains from international transactions                                                  123

Pension settlement gains from voluntary retirement program for
management employees                                                                    68

Gains primarily related to required disposition of overlapping wireless properties in
connection with contributing operations to Cingular                                     99

Ameritech merger initiatives                                                         (272)

Valuation adjustments of SecurityLink, certain cost investments accounted for under FAS 115 and the restructure of agreements with Prodigy Communications
Corporation                                                                          (677)

REPORTED NET INCOME                                                                 $1,295

Items 6-8. Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SBC Communications Inc.
/s/ Randall Stephenson
Randall Stephenson
Senior Executive Vice President
and Chief Financial Officer

January 24, 2002